Exhibit 99.1

Company and industry summary

Unless the context indicates or otherwise requires, the terms “Norcraft,” “our company,” “the company,” “we,” “us” and “our” refer to Norcraft Companies, L.P. and its consolidated subsidiaries. Norcraft Companies, L.P. is a wholly-owned subsidiary of Norcraft Intermediate Holdings, L.P., which is in turn held entirely by Norcraft Holdings, L.P., known as Holdings. Norcraft GP, L.L.C. is the general partner of both Norcraft and Holdings. Norcraft GP, L.L.C. does not hold any equity interest in Norcraft or Holdings, but, as a general partner of each entity, it controls both entities.

The financial data for the twelve months ended March 31, 2011 were derived by adding our financial data for the year ended December 31, 2010 to our financial data for the three months ended March 31, 2011 and subtracting our financial data for the three months ended March 31, 2010.

OUR COMPANY

We are a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products in the United States through six main brands: Mid Continent Cabinetry®, Norcraft Cabinetry®, UltraCraft®, StarMark Cabinetry®, Fieldstone Cabinetry® and Brookwood®. With the exception of Norcraft Cabinetry and Brookwood, each of these brands represents a distinct line of cabinetry and has been in operation for over 20 years, with Mid Continent, our original brand, having been established in 1966. In 2008, our Winnipeg, Canada facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand. We believe each brand is well recognized and highly respected throughout the industry for its attractive style, flexibility, quality and value. For the twelve-month period ended March 31, 2011, we generated net sales of $264.9 million and Adjusted EBITDA (as defined below) of $37.4 million. For a reconciliation of Adjusted EBITDA to net income, please see the “—Summary historical condensed consolidated financial information.”

We are a single source provider of one of the most comprehensive product offerings in the industry, with national brands across a broad range of price points, styles, materials and customization levels. Our product offering was developed through both strategic acquisitions and internal development. We continuously enhance existing products and add new products to support our brands and meet the changing demands of our customers. We believe our multi brand strategy, and the resultant differentiated products across various price points, provides us with a competitive advantage. UltraCraft is our semi-custom full access cabinet line. StarMark and Brookwood are our semi-custom framed cabinet lines. Fieldstone is our high-end semi-custom and custom framed cabinet line. Finally, Mid Continent Cabinetry and Norcraft Cabinetry comprise our stock and semi-custom framed cabinet lines. Through these brands, we currently offer more than 285,000 door and finish combinations for wood, thermofoil, high-pressure laminate and melamine cabinets ranging in average price from $100 to $500 per cabinet. With this broad range of cabinetry products, we are able to compete successfully in multiple segments of the market. We believe that during the twelve months ended March 31, 2011, approximately 60% of our net sales were to the home repair and remodeling market and approximately 40% were to the new construction market.

We sell our products primarily to kitchen and bathroom cabinetry dealers. For the twelve months ended March 31, 2011, kitchen and bathroom cabinetry dealers accounted for 72% of our net sales, wholesale retailers, or wholetailers, accounted for 5%, catalog stores accounted for 15% and home builders accounted for 8% of net sales. We believe our focus on kitchen and cabinetry dealers enhances our ability to sell our custom and semi-custom cabinet offering. We have an extensive network of nearly 1,900 active customers and 96 internal and independent sales representatives (of which 22 sell for more than one brand). We have North American distribution capabilities for all of our brands through six manufacturing facilities, two service and distribution centers, four warehouses and four retail locations strategically located throughout the U.S. and Canada.

In 2008 and 2009, we were affected by a significant down-turn in our industry and experienced a significant decrease in sales. However, we experienced stabilization and some recovery in 2010 and continue to believe that our broad product line coupled with our new product offerings, new customer additions, primary focus on the dealer channel, delivery of quality customer service and investment in manufacturing capacity provides a strong platform to help us weather the down-turn and position us to return to growth in sales and profitability when the housing market recovers.

INDUSTRY OVERVIEW AND TRENDS

The U.S. cabinet industry is large and fragmented, with numerous cabinet manufacturers competing for an estimated $10.6 billion in sales in 2009. Cabinet market sales grew at a compound annual growth rate of 5.0% from 1999 to 2004 before annual year-over-year declines of 8.0%, 13.8% and 10.9% in 2007, 2008 and 2009, respectively. The Kitchen Cabinet Makers Association estimates that sales for 2010 declined by 3.9% from 2009. However, Freedonia Group projects that cabinet industry sales are expected to rebound to $15.2 billion in 2014, representing an estimated 7.5% compound annual growth rate from 2009 to 2014.

Demand for cabinets is driven by a number of factors that generally influence repair and remodeling spending and new housing starts and by secular trends influencing kitchen and bath design. Primary drivers of repair and remodeling spending and new housing starts include consumer confidence, availability of credit, existing home sales, demographic trends, and economic cycles.

Repair and remodeling. Repair and remodeling spending has historically been less cyclical than spending driven by new home construction. Global Insight projects that total annual expenditures for residential improvements will increase from an estimated $116 billion in 2010 to $169 billion in 2014, representing a 9.9% compound annual growth rate. Primary drivers for repair and remodeling spending will continue to be (i) growth in household formation, (ii) favorable demographics, (iii) aging of the housing stock, and (iv) existing home sales.

Growth in household formation. Household formation has been shown to be a significant driver of both new housing starts and repair and remodeling spending. New household formation is driven by population growth as well as various social and economic factors. The Joint Center for Housing Studies of Harvard University forecasts net household formation to be 12.5 million from 2010 through 2020. This analysis is based largely on the U.S. Census Bureau population projection that annual net immigration will increase from 1.1 million in 2005 to 1.5 million by 2020. If immigration continues to increase as projected by the U.S. Census Bureau, household formations would increase by 14.8 million through 2020.

Favorable demographics. We believe the 45 years or above age group is the largest demographic market for repair and remodeling spending. According to the U.S. Census Bureau, this group as a percentage of the total U.S. population is expected to have increased from 31% in 1990 to 39% in 2010.

Aging of the housing stock. We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects as older houses tend to require more maintenance. According to the U.S. Census Bureau, the median home age increased from 23 years in 1985 to 35 years in 2009.

Existing home sales. According to a study by the National Association of Home Builders, during the first two years following the purchase of a single-family detached home, an average buyer spends $7,400 more on home improvements than a similar home owner who does not move.

Since 2006, sales of existing single-family homes have decreased and the inventory of homes available for sale has increased substantially. According to the National Association of Realtors, seasonally adjusted existing home sales reached a low of 3.9 million in July 2010. In April 2011, seasonally adjusted existing home sales decreased 0.8% to 5.1 million.

New home construction is the second primary cyclical driver for cabinet demand. New home construction has experienced an unprecedented decline in the past three years. According to the U.S. Census Bureau, housing starts decreased to a seasonally adjusted rate of 523,000 in April 2011, a 10.6% decline from March 2011. New home starts are forecasted to improve to 864,000 in 2012, based on an average of the projections from the National Association of Home Builders, the Portland Cement Association, National Association of Realtors and the Mortgage Bankers Association, representing a 21% compound annual growth rate from 2010. According to the U.S. Census Bureau, total annual housing starts have averaged 1.5 million since 1970.

Design trends. The growth in cabinet shipments has been greatly influenced by increased demand for larger kitchens and more bathrooms per home. Responding to demographic shifts and customer preferences, the median single-family home size has increased 33% from 1,605 square feet in 1985 to 2,135 square feet in 2009. Whereas older homes placed less emphasis on the kitchen relative to the design and features of other common areas, current customer preferences include larger kitchens with design-oriented features reflecting the kitchen’s new role as the central gathering place within the home.

The cabinet industry is highly fragmented. We believe there are over 5,000 cabinet manufacturers, the majority of which operate locally with fewer than 50 employees, and only four competitors having in excess of $250 million in annual cabinet sales in 2009. We believe this fragmentation provides a significant opportunity for larger manufacturers to gain market share by providing superior customer service and offering products on a national scale across a broad range of price points, styles, materials and customization levels.

The U.S. market for cabinets is comprised of three major price points: stock, semi-custom and custom. As of 2010, stock cabinetry, represented an estimated 44% of the market. Stock cabinetry is the lowest cost alternative and characterized as made-to-order with the fewest set of options, which generally are limited to standard manufacturing guidelines. In contrast to stock cabinets, semi-custom products are made-to-order from a broader set of options. Semi-custom cabinetry is higher-priced and represented an estimated 47% of the market. Custom represents the highest price point and accounted for an estimated 9% of the market. Custom cabinets are made-to-order, with a wide variety of materials, finishes and options.

Cabinet products generally are distributed through four main channels: dealers, home centers, wholetailers and direct to home builders. Dealers and wholetailers are two highly fragmented channels with, we believe, more than 10,000 combined estimated outlets. Dominated by “big box” retailers such as The Home Depot and Lowe’s, the home center channel is less fragmented and typically serves the do-it-yourself, remodeling and contractor markets and generally has limited resources available to service customers. The home builder channel is also highly fragmented, with more than 5,000 builders.

OUR COMPETITIVE STRENGTHS

We believe our extensive national dealer network, broad product offering supported by new product introductions, diverse revenue base, low-cost and strategically located operations, increased operating leverage driven by disciplined cost reduction, and a strong and incentivized management team will allow us to continue to grow our net sales, increase market share and increase profitability.

Extensive national dealer network. We believe our market position is enhanced by our strategy of primarily selling through an extensive national network of 1,800 dealers, wholetailers and catalog stores. According to Freedonia Focus, the dealer, wholetailer and other (including catalog stores) channels accounted for approximately 70% of U.S. cabinet industry sales in 2009. These channels accounted for approximately 92% of our net sales during the twelve months ended March 31, 2011. We have focused on dealers over home centers as a distribution channel for our products because dealers are focused more on customer service and product quality rather than on price. We believe the focus on customer service and facilitated sales in the dealer channel is conducive to the selling of more customized and higher priced products such as ours. As a result, our profitability through the dealer channel is greater than our profitability through the homebuilder channel. Furthermore, our focus on the dealer distribution channel is expected to continue to benefit us as this channel has increased its relative market share of the cabinetry market. We believe we have developed strong relationships with our dealers through our superior customer service, accurate and timely deliveries, quality products and competitive pricing. We believe the strong relationships we have with our dealers are a competitive advantage: dealers play an important role in educating the consumer about the benefits of the various cabinetry options, and as a result, they often influence the consumer’s decision at the point-of-sale.

Broad product offering supported by new product introductions. We offer a distinct and deep selection of cabinetry for all segments of the market. Our broad product offering includes framed and full access product lines and cabinetry for the stock, semi-custom and custom markets. Cabinet dealers typically carry products at a variety of price points, styles, materials and customization levels. By providing a range of products in each category, we are well positioned to meet all of the cabinetry needs of our dealers. We further seek to differentiate and support our existing product platform by consistently offering new products within each of our brands. These new product introductions seek to address changes in consumer preferences or enhance our existing product offering. Most of our new product introductions involve new components, door styles or finishes to existing product lines and are not major changes to the structure of the cabinets or our manufacturing process. These variations provide our dealers with the opportunity to update their offerings to their customers.

Diverse revenue base. We have a diverse revenue base given our broad network of 1,800 dealers, wholetailers and catalog stores. Our net sales are distributed throughout the U.S. as well as Canada, with no geographic quadrant accounting for more than 33% of sales for the twelve months ended March 31, 2011. Our products are sold in the repair and remodeling and new home construction markets. We believe these end markets exhibit different, often counterbalancing, demand characteristics which, when combined with our geographically balanced sales, provide a greater ability to sustain our financial performance through broader fluctuations of the U.S. and Canadian economy.

Low-cost, strategically located operations. We operate six strategically located manufacturing facilities in the U.S. and Canada, which allows us to offer national distribution. Our largest facility in Newton, Kansas is vertically integrated, enabling it to fully assemble cabinet doors, as well as perform machining, assembly and finishing operations for oak and other wood species. With a focus on low cost sourcing, we purchased approximately 27% of our raw materials from countries with lower costs than the U.S. for the twelve months ended March 31, 2011. Additionally, our products are generally made to order and not to stock and accordingly, enable us to maintain relatively low levels of working capital and finished goods inventory.

Increased operating leverage driven by disciplined cost reductions. Beginning in 2006, we began to reduce our cost base in anticipation of a market slowdown. Since initiating these efforts, we have reduced headcount by approximately 49% relative to our 2006 peak, realized procurement savings, reduced shifts, and implemented working capital management initiatives. From 2007 to 2010, we reduced our overall annual fixed costs by approximately $18.0 million, excluding our Winnipeg facility, where we have invested additional capital in support of our growing operations in Canada. We believe that as the residential housing market rebounds and volumes increase, these cost reductions will improve our operating leverage and strengthen our competitive positioning.

Strong and incentivized management team with proven execution capabilities. We have attracted and retained a strong senior executive team supported by a team of experienced and accomplished functional managers. Our senior management team has an average of over 20 years experience in the building products industry. Our management team has demonstrated strong operating capabilities through the execution of our business strategy as well as the successful integration of our strategic acquisitions. Members of our senior management team hold, or have rights to receive upon certain corporate events, approximately 20% of our outstanding limited partnership units on a fully-diluted basis.

OUR STRATEGY

Our financial and operational success has been driven by a focus on our network of dealers and wholetailers and providing accurate, timely deliveries of high quality products at competitive prices, supported by strong customer service. We will continue to seek to increase market share and improve margins through the principal strategies outlined below.

Drive incremental sales growth. We believe that several opportunities exist to grow our net sales and continue to increase our market share:

Expand regional penetration. While our net sales are relatively geographically balanced across the U.S., we have targeted specific geographic regions, such as Canada, the East Coast and the western U.S., where we believe we can cost effectively increase our market penetration. In pursuit of these initiatives, we converted our Lynchburg, Virginia facility, acquired in 2002 as part of our acquisition of StarMark, to a Mid Continent manufacturing facility. This conversion significantly enhanced access to East Coast markets for our Mid Continent products. Prior to Lynchburg’s conversion, all Mid Continent cabinets were manufactured in the Midwest and shipped to the East Coast, making its products less competitive on the East Coast in terms of lead-time and overall cost. In addition, in June 2007, we began transitioning our Winnipeg, Canada plant from a component manufacturer providing door and frame parts for the Mid Continent division to the complete cabinet line production under the Norcraft Canada division. This plant conversion was completed in March 2008 and has enabled the company to generate incremental sales through both product expansion and sales territory growth.

Continued new product introductions. Our organic growth has been driven by our frequent and successful new product introductions and, more typically, by introducing new components, door styles or finishes to existing product lines. These initiatives generate new sales with dealers who seek to update their product offerings. Furthermore, we have streamlined our product development cycle and significantly improved our time to market for such products, providing us with a greater opportunity to increase sales at each of our brands. We believe we will be able to continue to deliver new product introductions each year to support further organic growth.

Continue strong operational performance to support sales growth. Our high quality products, low warranty expense and sustained record of on-time and complete deliveries support future sales growth in an industry where consistent high service levels are a competitive advantage. We believe our operational performance is a key factor in our continued strong margins. Warranty expense rates have remained at a consistently low level and our on-time product delivery and completed order performance have also remained at consistently high levels. We believe these consistently high service levels have helped us develop strong relationships with our customers. We believe these relationships provide us a distinct competitive advantage as our customers often influence the consumer’s decision at the point-of-sale, given that consumers are generally not familiar with a specific brand or style of cabinetry prior to their interaction with a dealer.

Grow our customer base. We intend to continue adding new customers to our network and to expand our sales to our existing base of nearly 1,900 active customers, including 1,800 dealers, wholetailers and catalog stores. The dealer channel is highly fragmented with what we estimate are approximately 10,000 dealers in the U.S. and Canada. We believe attracting additional dealers to our network represents a substantial opportunity for growth. We believe our strategy of focusing on selling through dealers and avoiding the conflicts that arise by selling extensively to home centers places us in a strong position with our customer base when compared to our competitors. In addition, our four core brands, with distinct product offerings in all segments of the market, allow us to easily manage our brand positioning and be highly responsive to our customers. These strengths should benefit our efforts to increase our market share at existing dealers and add new dealers in targeted regions. We also continually monitor the sales volume and credit worthiness of our dealers to further enhance our network and we aim to maximize the sales potential of our customers by providing frequent dealer training, extensive product literature and attractive displays.

Target margin enhancement. We have maintained what we believe to be relatively stable profit margins compared to our peers in a challenging operating environment. We have been able to achieve this by introducing new products, focusing on continued improvement in operating metrics and efficiencies, and leveraging our scale to drive purchasing and operating expense savings. From 2007 to 2010, we reduced our overall annual fixed costs by approximately $18.0 million, excluding our Winnipeg facility. Additionally, we are currently operating at capacity utilization of approximately 50%; as the economy rebounds, and demand for cabinetry returns to more normalized levels, we expect to generate significant operating leverage as capacity utilization increases.

REFINANCING TRANSACTIONS

On April 19, 2011, Holdings commenced a tender offer and consent solicitation of its 9 3/4% Senior Discount Notes due 2012 (the “Discount Notes”). Discount Notes with respect to certain amendments to the indenture governing the Discount Notes (the “Holdco Tender”). On May 3, 2011, Holdings received the requisite consents from the holders of the Discount Notes to amend the indenture governing the Discount Notes and entered into a supplemental indenture to implement such amendments.

On May 16, 2011, we commenced a consent solicitation of our currently outstanding 10 1/2% Senior Secured Second Lien Notes due 2015 with respect to certain amendments to the indenture governing the notes and the related intercreditor agreement (the “Opco Consent Solicitation”). On May 20, 2011, we announced that we had received consents from a majority of the holders of the currently outstanding notes as of 5:00 p.m., New York City time, and entered into a supplemental indenture and an amendment to the intercreditor agreement to implement such amendments.

This offering memorandum is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Discount Notes or our currently outstanding notes.

In connection with this offering, we entered into a consent with the lenders, administrative agent and collateral agent under our asset-based revolving credit facility (the “ABL Facility”) pursuant to which all parties consented to the amendment to the indenture governing the currently outstanding notes by the supplemental indenture under the Opco Consent Solicitation Statement. Additionally, the ABL Facility will be amended to, among other things, extend the maturity of the ABL Facility to September 15, 2015, permit us to issue the notes offered hereby and distribute the net proceeds to Holdings to allow Holdings to repurchase or redeem all of the outstanding Discount Notes.

We will use the proceeds from this offering, together with cash on hand, to pay for the consents that we receive from the holders of our currently outstanding notes pursuant to the Opco Consent Solicitation and to make a distribution to Holdings to allow Holdings to repurchase or redeem all of the outstanding Discount Notes through the consummation of the Holdco Tender or a redemption of the Discount Notes in accordance with their terms or a combination of the foregoing, as well as pay fees and expenses related to the foregoing transactions, including this offering. This offering, the Holdco Tender, the Opco Consent Solicitation and the transactions contemplated hereby and thereby are hereinafter referred to as the “Refinancing Transactions.” See “Use of proceeds.”

Summary historical condensed consolidated financial information

The summary historical financial data presented below under the caption “Statement of operations data” for each of the years in the three-year period ended December 31, 2010, are derived from our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated in this offering memorandum by reference. The summary historical financial data presented below under the caption “Balance sheet data” as of the end of December 31, 2010 and December 31, 2009 are derived from our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated in this offering memorandum by reference. The summary historical financial data presented below under the caption “Balance sheet data” as of the end of December 31, 2008 has been derived from our audited consolidated financial statements not included in this offering memorandum.

The summary data presented below under the captions “Statement of operations data” and “Balance sheet data” for the three-month periods ended March 31, 2010 and March 31, 2011, and as of March 31, 2011 are derived from our unaudited financial statements incorporated in this offering memorandum by reference. The results of operations for the three-month periods presented below are not necessarily indicative of the results for the full fiscal year.

The financial data for the twelve months ended March 31, 2011 were derived by adding our financial data for the year ended December 31, 2010 to our financial data for the three months ended March 31, 2011 and subtracting our financial data for the three months ended March 31, 2010. The financial data presented herein is qualified in its entirety by the more detailed information appearing in our financial statements and related notes incorporated in this offering memorandum by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.

	Year Ended December 31,			Three months ended March 31,		Twelve months ended March 31,
(in thousands)	2008	2009	2010	2010	2011	2011
				(unaudited)		(unaudited)
Statement of operations data:
Net sales	$331,548	$246,804	$262,568	$61,833	$64,188	$264,923
Cost of sales	234,427	176,512	187,482	44,617	47,585	190,450

Gross profit	97,121	70,292	75,086	17,216	16,603	74,473
Selling, general and administrative expense	64,789	49,706	50,402	12,671	12,360	50,091
Impairment of goodwill and other intangible assets(1)	73,938	—	—	—	—	—

Income (loss) from operations	(41,606)	20,586	24,684	4,545	4,243	24,382
Interest expense, net	13,341	15,050	20,091	5,045	5,027	20,073
Amortization of deferred financing costs	1,063	2,895	1,376	313	370	1,433
Other, net	151	36	26	30	24	20

Total other expense	14,555	17,981	21,493	5,388	5,421	21,526

Net income (loss)	$(56,161)	$2,605	$3,191	$(843)	$(1,178)	$2,856

Cash flow data:
Net cash provided by (used in):
Operating activities	$42,601	$24,801	$20,190	$4,726	$583	$16,047
Investing activities	(7,068)	(5,702)	(6,420)	(1,831)	(2,040)	(6,629)
Financing activities	(4,261)	(61,825)	(1,862)	(326)	(2,618)	(4,154)
Other financial data:
EBITDA(2)	$(23,754)	$36,198	$39,012	$8,207	$7,594	$38,399
Adjusted EBITDA(3)	50,184	35,093	38,002	8,207	7,594	37,389
Adjusted EBITDA margin(4)	15.1%	14.2%	14.5%	13.3%	11.8%	14.1%
Capital expenditures	3,047	2,034	2,705	595	755	2,865
Capitalized display expenditures	4,091	3,673	3,764	1,237	1,289	3,816

	December 31,			March 31,
(in thousands)	2008	2009	2010	2011
				(unaudited)
Balance sheet data:
Cash and cash equivalents	$59,406	$16,731	$28,657	$24,544
Working capital(5)	20,043	15,455	13,973	21,154
Total assets	313,249	259,877	266,391	266,673
Total debt	148,000	177,097	177,586	177,708
Member’s equity	141,669	60,771	64,774	61,285
Selected financial ratio:
Net Debt/Adjusted EBITDA(6)				5.78x

(1)	During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis in accordance with guidance from the Financial Accounting Standards Board (“FASB”). This guidance required us to quantify the amount of impairment of goodwill and brand names. This analysis resulted in a total impairment charge of $73.9 million, of which $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.
(2)	EBITDA represents net income before (i) interest expense, net, (ii) depreciation, (iii) deferred finance cost amortization, (iv) customer relationship amortization, (v) display amortization and (vi) state taxes. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company’s ability to service and/or incur debt. Our use of the term EBITDA may vary from others in the industry. The term EBITDA is not defined under U.S. generally accepted accounting principles.
(3)	Adjusted EBITDA represents EBITDA adjusted for the items shown in the table below. Adjusted EBITDA is presented as additional information because we believe it is a useful financial indicator of our ability to service and incur indebtedness. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, calculated in accordance with accounting principles generally accepted in the U.S. as a measure of performance, or to cash flows from operations calculated in accordance with accounting principles generally accepted in the U.S. as a measure of liquidity. The following table sets forth a reconciliation of EBITDA to net income and of Adjusted EBITDA to EBITDA:

	Year Ended December 31,			Three months ended March 31,		Twelve months ended March 31,
(in thousands)	2008	2009	2010	2010	2011	2011
				(unaudited)		(unaudited)
Net income (loss)	$(56,161)	$2,605	$3,191	$(843)	$(1,178)	$2,856
Interest expense, net	13,341	15,050	20,091	5,045	5,027	20,073
Depreciation	6,291	5,794	5,720	1,457	1,286	5,549
Amortization of deferred financing costs	1,063	2,895	1,376	313	370	1,433
Amortization of customer relationships	4,467	4,466	4,467	1,117	1,117	4,467
Display cabinet amortization	7,096	5,348	4,142	1,088	948	4,002
State taxes	149	40	25	30	24	19

EBITDA	$(23,754)	$36,198	$39,012	$8,207	$7,594	$38,399

Supplemental adjustments:
Non-cash charge for impairment of goodwill and brand names	73,938	—	—	—	—	—
Gain on sales and use tax refund	—	(1,105)	(1,010)	—	—	(1,010)

Adjusted EBITDA	$50,184	$35,093	$38,002	$8,207	$7,594	$37,389

(4)	Represents Adjusted EBITDA divided by net sales.
(5)	Computed as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt, accrued interest and accrued tax distributions to our equity holders).
(6)	The net debt amount used in this calculation was determined using historical financial data as adjusted to give effect to this offering and the use of proceeds contemplated hereby, as if the transactions had occurred on March 31, 2011. The net debt amount is divided by Adjusted EBITDA to arrive at the ratio presented.